                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS


                                                    Year Ended September 30,
                                          -------------------------------------------
                                              1996            1995            1994
                                          ------------    ------------    -----------
PRIMARY
   Weighted average
     shares outstanding                     10,294,967      10,010,564      4,568,525
   Net effect of dilutive stock
     options - based
     on the treasury stock
     method using
     average market price                           --         794,782        816,154
                                          ------------    ------------    -----------
   Total                                    10,294,967      10,805,346      5,384,678
                                          ------------    ------------    -----------

   Net income (loss)                      $(46,605,812)   $  3,692,578    $   465,894
                                          ============    ============    ===========
   Subtract $0.08 cumulative
   preferred stock dividends                   (22,823)        (26,850)      (183,674)
                                          ------------    ------------    -----------
   Total                                   (46,628,635)   $  3,665,728    $   282,220
                                          ============    ============    ===========

   Per-share amount                       $      (4.53)   $       0.34    $      0.05
                                          ============    ============    ===========

FULLY DILUTED (Notes 1 and 2)

   Weighted average shares outstanding      10,294,967      10,010,564      4,568,525
   Net effect of dilutive stock
      options - based  on the treasury
      stock method using the
      year-end market price, if
      higher than average market price              --         820,335        939,010
                                          ------------    ------------    -----------
   Total                                    10,294,967      10,830,899      5,507,535
                                          ============    ============    ===========

   Net income (loss)                      $(46,605,812)   $  3,692,578    $   465,894
   Subtract $0.08 cumulative
   preferred stock dividends                   (22,823)        (20,138)      (183,674)
                                          ------------    ------------    -----------
   Total                                  $(46,628,635)   $  3,672,440    $   282,220
                                          ============    ============    ===========

   Per-share amount                       $      (4.53)   $       0.34    $      0.05
                                          ============    ============    ===========

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Notes

(1) For fiscal 1994 and 1995, the per share amounts are the same under primary and fully diluted computations even though the number of weighted average shares outstanding differs.

(2) For fiscal 1996, a net loss was incurred, therefore the effect of common stock equivalents is anti-dilutive.